Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

TAMPA, FL, February 19, 2020 - The Mosaic Company (NYSE: MOS) reported a net loss of $1.07 billion for full year 2019, reflecting noncash charges from previously announced asset portfolio optimization decisions as well as a goodwill impairment, all related to challenging industry conditions around the world. The full year 2019 loss per share was $2.78. Adjusted EBITDA(1) for the year was $1.35 billion and adjusted earnings per share (adjusted EPS)(1) was $0.16.
Weather conditions, including the wettest year in North America in almost 50 years, negatively impacted North American spring and fall applications and sales volumes, which in turn pressured prices. In response to these conditions, the company made aggressive decisions to improve its cost structure and balance production with customer demand. These previously announced actions, including the permanent closure of Plant City phosphates operations, the acceleration of Esterhazy K3 production and the extended idling of the Colonsay potash mine, combined with the Phosphates segment goodwill impairment, led to $1.46 billion in noncash charges.
In 2019, Mosaic made important progress to position the company for future success:

•	Realized approximately $330 million in Mosaic Fertilizantes annual net synergies

•	Accelerated the timeline for the completion of Esterhazy K3

•	Successfully mitigated Brazil tailings dam regulatory changes

•	Executed strategic decisions to improve cost structure

◦	Extended idling of Colonsay

◦	Permanently idled Plant City

•	Took actions to balance Mosaic’s phosphate production with customer demand

•	Delivered record safety results

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

“In this challenging environment we acted decisively, executed well and strengthened the company’s operations for the future, all while delivering record safety results,” said President and Chief Executive Officer Joc O’Rourke. “Our actions to manage our portfolio of assets and lower our cost structure, our reduced inventories and the expected strong global fertilizer demand in 2020 leave us with tremendous opportunity to capitalize on the improving trends we’ve seen early this year.”
Mosaic has decided to return its phosphate operations to full production, as good December and January demand in North America depleted the company’s phosphate inventories. In addition, concerns about product availability have changed market sentiment and are driving strong global demand for phosphates.

2019 Full-year Summary

Potash*	2019	2018	2017
Sales Volumes million tonnes	7.8	8.8	8.6
MOP Selling Price(2)	$237	$214	$177
Average Finished Product Selling Price (destination)	$270	$248	$215
*Tonnes = finished product tonnes
(2)Average MOP crop nutrient selling price (fob mine)
Lower shipments to Southeast Asia and India in the second half of 2019 combined with weather conditions in North America resulted in excess supply which drove potash production curtailments to balance the market. The Potash segment reported net sales of $2.1 billion in 2019, down slightly from $2.2 billion in 2018, as improved pricing was offset by a decline in sales volumes. Improved pricing and operating performance was partially offset by a $60 million increase in idle plant costs as the company balanced supply with customer demand. Gross margin per tonne improved from $68 per tonne in 2018 to $79 per tonne in 2019 and adjusted gross margin per tonne(1) improved year over year from $69 per tonne to $83 per tonne.
In 2019, Mosaic accelerated the timeline for completion of the K3 project at Esterhazy, which is expected to allow the company to eliminate brine spending at the K1 and K2 mines in 2022, 30 months ahead of the original plan. This is projected to save $300 million in cash through lower brine spending and lower cash costs of production.
During the third quarter, Mosaic announced the temporary idling of its Colonsay potash facility, shifting production to the lower-cost Esterhazy mine. The company subsequently announced that the idling of Colonsay will continue, resulting in a fourth-quarter pretax charge of $530 million, primarily to write-down assets related to the 2013 expansion project. The facility is expected to be maintained until needed to meet customer demand.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Fertilizantes*	2019	2018	2017
Sales Volumes million tonnes	9.2	9.1	6.0
Brazil MAP Selling Price(3)	$418	$491	—
Average Finished Product Selling Price (destination)	$409	$410	$369
*Tonnes = finished product tonnes
(3) Average MAP selling price (Brazil production, delivered price to third party customers)
Trade tensions between the United States and China benefited Brazilian agriculture, supporting stronger demand for Mosaic Fertilizantes’ products. Partially offsetting the impact of strong demand was the cost and downtime resulting from the additional Brazilian tailings dam regulations enacted during the first quarter, as well as lower global phosphates prices.
Volumes were up slightly and average finished product selling prices in the Mosaic Fertilizantes segment were nearly flat from 2018 to 2019, resulting in a year-over-year net sales improvement for Mosaic Fertilizantes from $3.7 billion in 2018 to $3.8 billion in 2019. Gross margin per tonne in the segment decreased from $42 per tonne in 2018 to $31 per tonne in 2019 due primarily to additional costs of goods sold as the business mitigated the impact of complying with the additional tailings dam regulations, lower phosphates prices, and increased costs of raw materials.
The company realized approximately $330 million in annual net synergies from the Vale Fertilizantes acquisition in 2019, over $50 million above the original $275 million target and a year ahead of schedule.

Phosphates*	2019	2018	2017
Sales Volumes million tonnes	8.2	8.4	9.5
DAP Selling Price(4)	$325	$402	$331
Average Finished Product Selling Price (destination)	$379	$453	$379
*Tonnes = finished product tonnes
(4)Average DAP Selling Price (fob plant)
Adverse weather conditions in North America throughout 2019 reduced fertilizer applications, and coupled with higher import volumes that continued through the first half of the year, resulted in a buildup of inventories for producers, distributors and retailers that drove prices down throughout the year.
As a result, net sales in Phosphates fell from $3.9 billion in 2018 to $3.2 billion in 2019. The decline in sales volumes in North America was partially offset by intercompany sales to Mosaic Fertilizantes to help mitigate the impact of Brazilian tailings dam regulation changes. Those same market conditions also drove Mosaic’s decision to reduce production of phosphates fertilizers in North America through the permanent closure of its Plant City manufacturing facility, which was announced in August, and the temporary idling of additional capacity in the fourth quarter. Those actions resulted in $341 million of noncash charges, recorded as notable, and $110 million of idle plant costs included in the 2019 results. In addition, during the fourth quarter, the company undertook its annual goodwill evaluation which resulted in a pretax, noncash impairment charge of $589 million for the Phosphates segment goodwill.

MicroEssentials sales volumes in 2019 were 2.7 million tonnes. North American sales volumes declined 7.0 percent, more resilient than DAP and MAP product sales in North America, which declined 9.3 percent. The gross margin premium for MicroEssentials products remained consistent with 2018 levels.
Other
Full-year SG&A expenses were $354 million in 2019 versus $341 million in 2018, driven by increased investments in transformation and impaired customer credit reserves for Mosaic Fertilizantes, partially offset by lower incentive compensation expense. Other Operating Expense was $176 million compared to $229 million in the year-ago period. Impairment, Restructuring and Other Expense was $1.46 billion in 2019.
Mosaic recognized a loss on equity investments of $59 million, including a $62 million loss for the MWSPC joint venture in Saudi Arabia which reflects less than full operating rates and challenging global phosphate market conditions.
The reported effective tax rate for 2019 was 17.9 percent, and 64.3 percent excluding discrete items. The rate of 64.3 percentage is driven by the mix of earnings across jurisdictions and impact of losses in certain jurisdictions. Mosaic believes there may be continued volatility in its effective tax rate due to earnings mix and changes in valuation allowances.
In 2019, net cash provided by operating activities was $1.1 billion and capital expenditures were $1.3 billion. During the year, the company repurchased 7.1 million shares of its common stock for $150 million and paid $67 million in dividends.
Fourth Quarter 2019 Results
While the fertilizer markets have shown recent strength, key global fertilizer markets continued to trend weaker in the fourth quarter of 2019. The Chinese market continued to use potash inventories to fulfill their needs; drought and fires significantly impacted Australian agriculture; and farmers in North America were impacted by a shortened fertilizer application season due to delayed planting and harvesting of the prior season’s crop and poor fall weather. With less fertilizer applied, producers and distributors continued to carry high inventories in many markets, resulting in the need for producers to curtail supply of both potash and phosphates. For the fourth quarter of 2019, Mosaic reported a net loss of $921 million, and adjusted EBITDA(1) of $202 million, inclusive of $1.1 billion of previously announced noncash charges.
The company reported a net loss per share of $2.43 and adjusted net loss per share(1) of $0.29.
Mosaic’s net sales in the fourth quarter of 2019 were $2.1 billion, compared to $2.5 billion last year, driven by lower sales volumes and lower phosphate prices.
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Potash Results*	4Q 2019	3Q 2019	4Q 2018
Sales Volumes million tonnes	1.5	2.3	2.3
Gross Margin (GAAP) per tonne	$61	$68	$88
Adjusted Gross Margin (non-GAAP) per tonne(1)	$76	$73	$88
*Tonnes = finished product tonnes
Net sales in the Potash segment totaled $395 million for the fourth quarter, down from $592 million last year, driven by lower volumes partially offset by higher prices. Gross margin per tonne was $61 per tonne compared to $88 per tonne a year ago due to higher costs per tonne as a result of a lower operating rate, partially offset by a true-up of Canadian Resource Taxes.
Potash production for the fourth quarter was 1.7 million tonnes, or 63 percent of operational capacity, down from 99 percent last year, driven by the curtailment actions taken during the quarter.
Cash cost of production in the fourth quarter improved over the prior quarter, reflecting the actions taken to shift production to the lower cost facilities.

Mosaic Fertilizantes Results*	4Q 2019	3Q 2019	4Q 2018
Sales Volumes million tonnes	2.2	3.4	2.1
Gross Margin (GAAP) per tonne	$32	$39	$56
*Tonnes = finished product tonnes
Net sales in the Mosaic Fertilizantes segment were $864 million for the fourth quarter, down from $969 million last year, driven by lower prices. Gross margin was $70 million, or $32 per tonne, compared to $118 million, or $56 per tonne for the same period a year ago. The decrease in gross margin per tonne from the prior year period was driven primarily by lower prices partially offset by synergies.

Phosphates Results*	4Q 2019	3Q 2019	4Q 2018
Sales Volumes million tonnes	2.0	2.2	1.9
Gross Margin (GAAP) per tonne	$(52)	$(10)	$81
Adjusted Gross Margin (non-GAAP) per tonne(1)	$(45)	$(6)	$81
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Phosphates segment were $698 million for the fourth quarter, down from $926 million last year, driven by lower average realized sales prices, partially offset by slightly higher volumes. Gross margin per tonne in the fourth quarter was negative $52 per tonne and, excluding notables, the adjusted gross margin per tonne(1) was negative $45 per tonne, inclusive of $56 per tonne of depreciation, depletion and amortization expenses. The year-over-year change was primarily driven by lower realized prices and the impact of fixed costs on lower volumes. Sequentially, despite the curtailments, the company reported lower cash conversion cost per tonne.
Mosaic’s North American finished phosphate production was 1.9 million tonnes, or 79 percent of operational capacity, compared to 2.1 million tonnes, or 87 percent of operational capacity, during the fourth quarter of 2018.
Other
Selling, General and Administrative (SG&A) expenses were $105 million for the fourth quarter, up from $90 million last year, as a result of increased consulting and professional fees and impaired customer credit in Brazil, partially offset by a decrease in incentive compensation expense. Other Operating Expense was $63 million and Impairments, Restructuring and Other Expenses in the quarter was $1.1 billion from the noncash write-off of Phosphates goodwill and Colonsay's idled assets.
The reported effective tax rate during the fourth quarter of 2019 was 23.8 percent, and (11.1) percent excluding discrete items. The provision for income taxes in the fourth quarter included a cost of $96 million related to the increase in the full-year effective tax rate to 64.3 percent excluding discrete items. Mosaic currently expects to pay approximately $90 to $100 million in cash income taxes worldwide in 2020. Mosaic believes there may be continued volatility in its effective tax rate due to earnings mix and changes in valuation allowances.
Cash flow provided by operating activities in the fourth quarter of 2019 was $276 million compared to $150 million in the prior year, primarily due to changes in working capital.
Capital expenditures totaled $340 million in the quarter.
2020 Market Outlook
2019 was a challenging year for the fertilizer industry. In phosphates, demand was impacted by weather, resulting in high inventories.  Recent trends are more favorable, with global inventories falling and the market tightening. The company has seen more than a $65 per tonne improvement from the lowest priced sales in December to sales recently booked.
China is expected to be a key swing factor for phosphate market fundamentals in 2020. Much of the phosphate production in Hubei province has been curtailed or idled due to the coronavirus epidemic. This decline in supply, as well as limited new capacity elsewhere in the world, is expected to contribute to a continued tightening of phosphate market fundamentals.
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

In potash, production curtailments that began in the second half of 2019 are bringing the market into balance in 2020.  Buyer activity has stalled in anticipation of a China contract, which typically sets a benchmark for global prices. We expect strong demand in the Northern Hemisphere for spring, followed by the typical surge in activity in the Southern Hemisphere in the third quarter.
Global demand for grains and oilseeds remains strong and thus farm economics remain robust. As a result, we expect strong global fertilizer demand in 2020.
2020 Expectations and Key Assumptions
Full year 2020 EBITDA(1) is expected to benefit from the following factors:

•	The elimination of the 2019 costs of remediation for Brazilian Dam regulatory changes, delivering benefits of approximately $80 million.

•	The removal of 2019 idle plant costs that were associated with Plant City prior to permanent closure, delivering benefits of approximately $20 million.

•
Lower potash production costs per tonne reflecting the shift of production from Colonsay to Esterhazy’s K3 project, delivering expected benefits of $70 million to $80 million. The K3 project is expected to add one million tonnes to Esterhazy’s K1 and K2 operating capacity in 2020.

•	Transformational initiatives at Mosaic Fertilizantes, expected to deliver additional benefits of approximately $50 million.
The Company provides the following modeling assumptions for the full year 2020:

Estimated reconciling items EBITDA to EPS	Full Year 2020
Depreciation, Depletion & Amortization	$910 - $920 million
Net Interest Expense	$180 - $190 million
Non-notable adjustments	$80 - $90 million
Effective tax rate	Low 30’s %
Capital expenditures	~ $1.2 billion

Capital Expenditures Expectations	$ in Billions
Sustaining Capital	$0.80
Growth Capital	$0.40
Total Capital	$1.20

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, February 20, 2019, at 9:00 a.m. Eastern Time to discuss fourth quarter 2019 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
###
Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended March 31, 2018 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended December 31, 2019, the Company reported the following notable items which, combined, negatively impacted earnings per share by $2.14:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$31	$(18)	$0.03
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	15	(9)	0.01
Louisiana gypstack costs	Phosphates	Cost of goods sold	(2)	1	—
Plant City closure costs	Phosphates	Impairment, restructuring and other (expense)	13	—	0.03
ARO adjustment	Phosphates	Other operating income (expense)	1	(1)	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(41)	(0.11)
Accelerated depreciation	Potash	Cost of goods sold	(22)	17	(0.01)
ARO adjustment	Potash	Other operating income (expense)	(3)	2	—
Asset write-off	Mosaic Fertilizantes	Other operating income (expense)	(4)	3	—
Goodwill impairment	Phosphates	Impairment, restructuring and other (expense)	(589)	80	(1.34)
Inventory lower of cost or market	Phosphates	Cost of goods sold	(14)	9	(0.01)
Legal contingencies	Mosaic Fertilizantes	Other operating income (expense)	(31)	19	(0.03)
Colonsay write-off	Potash	Impairment, restructuring and other (expense)	(530)	263	(0.71)
Total Notable Items			$(1,135)	$325	$(2.14)
For the three months ended December 31, 2018, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.48:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(79)	$11	$(0.17)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	2	—	—
Integration costs	Corporate and Other	Other operating income (expense)	(6)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(3)	—	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(33)	(0.09)
Earnout obligation	Corporate and Other	Other operating income (expense)	(3)	—	(0.01)
ARO adjustment	Phosphates	Other operating income (expense)	(30)	4	(0.06)
Asset write-off	Phosphates	Other operating income (expense)	(18)	3	(0.04)
Asset write-off	Potash	Other operating income (expense)	(39)	5	(0.09)
Total Notable Items			$(176)	$(9)	$(0.48)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
Net sales	$2,076.3	$2,520.5	$8,906.3	$9,587.3
Cost of goods sold	1,995.6	2,054.3	8,009.0	8,088.9
Gross margin	80.7	466.2	897.3	1,498.4
Selling, general and administrative expenses	104.3	89.7	354.1	341.1
Impairment, restructuring and other expenses	1,108.3	—	1,462.1	—
Other operating expenses	62.7	118.5	176.0	229.0
Operating (loss) earnings	(1,194.6)	258.0	(1,094.9)	928.3
Interest expense, net	(46.7)	(30.7)	(182.9)	(166.1)
Foreign currency transaction gain (loss)	30.6	(78.8)	20.2	(191.9)
Other income (expense)	(3.4)	(3.2)	1.5	(18.8)
(Loss) earnings from consolidated companies before income taxes	(1,214.1)	145.3	(1,256.1)	551.5
(Benefit from) provision for income taxes	(288.8)	32.7	(224.7)	77.1
(Loss) earnings from consolidated companies	(925.3)	112.6	(1,031.4)	474.4
Equity in net (loss) of nonconsolidated companies	(25.1)	(0.6)	(59.4)	(4.5)
Net (loss) earnings including noncontrolling interests	(950.4)	112.0	(1,090.8)	469.9
Less: Net (loss) attributable to noncontrolling interests	(29.4)	(0.3)	(23.4)	(0.1)
Net (loss) earnings attributable to Mosaic	$(921.0)	$112.3	$(1,067.4)	$470.0
Diluted net (loss) earnings per share attributable to Mosaic	$(2.43)	$0.29	$(2.78)	$1.22
Diluted weighted average number of shares outstanding	378.8	387.6	383.8	386.4

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$519.1	$847.7
Receivables, net	803.9	838.5
Inventories	2,076.4	2,270.2
Other current assets	318.8	280.6
Total current assets	3,718.2	4,237.0
Property, plant and equipment, net	11,690.0	11,746.5
Investments in nonconsolidated companies	763.6	826.6
Goodwill	1,156.9	1,707.5
Deferred income taxes	515.4	343.8
Other assets	1,454.4	1,257.8
Total assets	$19,298.5	$20,119.2
Liabilities and Equity
Current liabilities:
Short-term debt	$41.6	$11.5
Current maturities of long-term debt	47.2	26.0
Structured accounts payable arrangements	740.6	572.8
Accounts payable	680.4	780.9
Accrued liabilities	1,081.9	1,092.5
Total current liabilities	2,591.7	2,483.7
Long-term debt, less current maturities	4,525.5	4,491.5
Deferred income taxes	1,040.7	1,080.6
Other noncurrent liabilities	1,773.0	1,458.7
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2019 and 2018	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 389,646,939 shares issued and 378,764,442 shares outstanding as of December 31, 2019, 389,242,360 shares issued and 385,470,085 shares outstanding as of December 31, 2018	3.8	3.8
Capital in excess of par value	858.4	985.9
Retained earnings	9,921.5	11,064.7
Accumulated other comprehensive loss	(1,598.2)	(1,657.1)
Total Mosaic stockholders’ equity	9,185.5	10,397.3
Non-controlling interests	182.1	207.4
Total equity	9,367.6	10,604.7
Total liabilities and equity	$19,298.5	$20,119.2

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net cash provided by operating activities	$277.6	$150.0	$1,095.4	$1,409.8
Cash Flows from Investing Activities:
Capital expenditures	(341.1)	(289.1)	(1,272.2)	(954.5)
Purchases of available-for-sale securities - restricted	(73.3)	(48.4)	(557.6)	(534.5)
Proceeds from sale of available-for-sale securities - restricted	65.0	48.3	533.2	518.8
Proceeds from sale of assets	4.0	3.3	4.0	12.6
Investments in consolidated affiliate	—	2.1	—	(1.5)
Acquisition, net of cash acquired	—	—	(55.1)	(985.3)
Purchases of held-to-maturity securities	(0.9)	—	(15.4)	—
Proceeds from sale of held-to-maturity securities	—	—	2.3	—
Other	(0.5)	—	(0.1)	(0.3)
Net cash used in investing activities	(346.8)	(283.8)	(1,360.9)	(1,944.7)
Cash Flows from Financing Activities:
Payments of short-term debt	(112.5)	(24.3)	(554.2)	(144.4)
Proceeds from issuance of short-term debt	69.7	9.9	591.0	155.1
Payments of structured accounts payable arrangements	(214.6)	(179.7)	(977.1)	(762.1)
Proceeds from structured accounts payable arrangements	259.0	243.9	1,124.2	834.1
Payments of long-term debt	(15.4)	(80.5)	(48.3)	(802.9)
Proceeds from issuance of long-term debt	—	—	—	39.3
Repurchases of stock	(32.8)	—	(149.9)	—
Cash dividends paid	(19.0)	(9.6)	(67.2)	(38.5)
Other	(0.3)	(4.9)	(0.7)	(5.4)
Net cash (used in) provided by financing activities	(65.9)	(45.2)	(82.2)	(724.8)
Effect of exchange rate changes on cash	8.9	(0.9)	9.0	(63.7)
Net change in cash, cash equivalents and restricted cash	(126.2)	(179.9)	(338.7)	(1,323.4)
Cash, cash equivalents and restricted cash—beginning of year	658.5	1,050.9	871.0	2,194.4
Cash, cash equivalents and restricted cash—end of year	$532.3	$871.0	$532.3	$871.0

	Years Ended December 31,
	2019	2018	2017

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows:
Cash and cash equivalents	$519.1	$847.7	$2,153.5
Restricted cash in other current assets	7.8	7.5	8.3
Restricted cash in other assets	5.4	15.8	32.6
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$532.3	$871.0	$2,194.4

Earnings Per Share Calculation

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
Net earnings (loss) attributed to Mosaic	$(921.0)	$112.3	$(1,067.4)	$470.0
Basic weighted average number of shares outstanding	378.8	385.5	383.8	384.8
Dilutive impact of share-based awards	—	2.1	—	1.6
Diluted weighted average number of shares outstanding	378.8	387.6	383.8	386.4
Basic net earnings (loss) per share	$(2.43)	$0.29	$(2.78)	$1.22
Diluted net earnings (loss) per share	$(2.43)	$0.29	$(2.78)	$1.22

Notable items impact on earnings per share	$2.14	$0.48	$2.97	$0.90
Adjusted earnings per share	$(0.29)	$0.77	$0.19	$2.12

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended December 31,	Years ended December 31,
	2019	2019
Consolidated net (loss) earnings attributable to Mosaic	$(921)	$(1,067)
Less: Consolidated interest expense, net	(47)	(183)
Plus: Consolidated depreciation, depletion and amortization	233	883
Plus: Accretion expense	14	58
Plus: Share-based compensation expense	5	29
Plus: Consolidated provision for (benefit from) income taxes	(289)	(226)
Plus: Notable items	1,113	1,487
Adjusted EBITDA	$202	$1,347

Potash Earnings (in millions)	Three months ended December 31,		Three months ended September 30,
	2019	2018	2019
Gross Margin	$92	$202	$158
Notable items in gross margin	$22	$—	$12
Adjusted gross margin	$114	$202	$170

Gross margin / tonne	$61	$88	$68
Notable items in gross margin / tonne	$15	$—	$5
Adjusted gross margin / tonne	$76	$88	$73

Phosphates Earnings (in millions)	Three months ended December 31,		Three months ended September 30,
	2019	2018	2019
Gross Margin	$(106)	$151	$(19)
Notable items in gross margin	$16	$—	$7
Adjusted gross margin	$(90)	$151	$(12)

Gross margin / tonne	$(52)	$81	$(10)
Notable items in gross margin / tonne	$7	$—	$4
Adjusted gross margin / tonne	$(45)	$81	$(6)

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